EXHIBIT 8.1
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Washington, DC

May 28, 2004

Veritas DGC Inc.
10300 Town Park
Houston, Texas 77072

Re: Floating Rate Convertible Senior Notes Due 2024

Ladies and Gentlemen:

We have acted as special tax counsel for Veritas DGC Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $155,000,000 aggregate principal amount of the Company’s Floating Rate Convertible Senior Notes due 2024 (the “Notes”) and the shares of the Company’s Common Stock, par value $0.01 per share, issuable upon conversion of the Notes (the “Common Stock,” and together with the Notes, the “Securities”). In this connection, we have assisted in the preparation of the description of the material United States federal income tax consequences to certain holders of the Securities contained in the Registration Statement and Prospectus under the caption entitled “United States Federal Income Tax Considerations” (the “Tax Summary”).

In connection with this opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. We have assumed that all facts and representations described in the Registration Statement and the Prospectus are true, accurate and complete. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations.

Based upon the assumptions set forth herein, such legal considerations as we deem relevant and the other qualifications contained in this letter, it is our opinion that the discussion contained in the Tax Summary is accurate and complete in all material respects and summarizes accurately all material United States federal income tax laws referred to therein.

The opinion expressed herein is limited in all respects to the specific conclusions with respect to the United States federal income tax consequences set forth in the Tax Summary. No opinions are expressed as to state, local or foreign tax consequences.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended to the date hereof, Treasury Department regulations promulgated thereunder, court decisions and administrative pronouncements, all as in effect on the date of this opinion letter. Any or all of the above are subject to change, possibly with retroactive effect. Subsequent statutory or administrative changes or clarifications or court decisions could cause the opinion expressed herein to become inaccurate or incomplete.

We understand that the Company has neither requested nor received any advance ruling from the Internal Revenue Service (the “Service”) pertaining to the federal income tax treatment of the Securities. Our opinion set forth above is an expression of professional judgment, is not a guarantee of a result, and is not binding upon the Service or any court. Accordingly, the Service may challenge the conclusions set forth above in an audit of or with respect to the Company or any holder of the Securities. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

In rendering the opinion expressed herein, we have not represented you nor rendered any advice to you, other than as set forth herein. The opinion expressed herein (i) is rendered solely for your benefit in connection with the filing of the Registration Statement and Prospectus, and may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments which might affect the opinion set forth herein; and (iii) is limited to the matters stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Securities under the Act. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ BAKER & MCKENZIE

Baker & McKenzie